Exhibit 5

GREGORY E. ELIAS
LL.M.
Candidate Civil Law Notary

"Landhuis Joonchi"
Kaya Richard J. Beaujon z/n
Willemstad, Curacao

November 9, 2011

Sapiens International Corporation N.V.
P.O. Box 837 Willemstad
Curacao

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on behalf of Sapiens International Corporation N.V., a Curacao corporation (the “Company”), relating to 4,000,000 of the Company’s Common Shares, par value € 0.01 per share (the “Shares”), issuable upon the exercise of options granted or to be granted under the Sapiens International Corporation N.V. 2011 Share Incentive Plan ( the “Plan”).

The scope of this opinion is limited to Curacao law and we express no opinion as to any matter relating to the laws of any other jurisdiction.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Curacao law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares, when issued upon the exercise of options in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours, /s/ Gregory E. Elias —————————————— Gregory E. Elias, LL.M.